Exhibit 99.7

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the registration statement on Form S-4, to which this consent is an exhibit, filed by Compass Sub North, Inc. (the "Registrant") with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the "Registration Statement") and any prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of the Registrant upon consummation of the Mergers (as such term is defined in the Agreement and Plan of Merger, dated November 23, 2025, by and among Green Dot Corporation, CommerceOne Financial Corporation, Compass Sub North, Inc., Compass Sub East, Inc. and Compass Sub West, Inc.), and to the filing of this consent as an exhibit to the Registration Statement.

Date:	February 9, 2026

By:	/s/ Bill I. Smith
Name: Bill I. Smith